Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO MERGER AGREEMENT

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 6, 2023, is made by and among Roth CH Acquisition IV Co., a Delaware corporation (“ROCG”), Roth IV Merger Sub Inc., a Delaware wholly owned subsidiary of ROCG (“Merger Sub”), and Tigo Energy, Inc., a Delaware corporation (the “Company”) (each, a “Party”, and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Merger Agreement, dated as of December 5, 2022, by and among the Parties (the “Agreement”).

WHEREAS, Section 11.10 of the Agreement provides that the Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the agreements contained herein and other valid consideration, and intending to be legally bound hereby, the Parties agree as follows:

1.	Amendment to Recital. The ninth recital of the Agreement shall be deleted in its entirety and amended and replaced with the following:

“WHEREAS, prior to the Effective Time, the Company shall use reasonable efforts to obtain and deliver to Acquiror a Warrant Consent from each of the holders of the Company Warrants, substantially in the form attached as Exhibit D hereto (the “Warrant Consent”);

2.	Amendment to Recital. The second to last recital of the Agreement shall be deleted in its entirety and amended and replaced with the following:

“WHEREAS, at the Closing, the Requisite Company Stockholders shall have entered into a Lock-Up Agreement (the “Lock-Up Agreement”) in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company; and”

3.	Amendment to Section 9.1(h). Section 9.1(h) of the Agreement shall be deleted in its entirety and amended and replaced with the following:

“A copy of the Lock-Up Agreement duly executed by each Requisite Company Stockholder;”

4.	Amendments to Exhibit B.
a.	Section 7.2(ii)(x) of the Form of Acquiror Restated Bylaws, attached to the Agreement as Exhibit B, shall be deleted in its entirety and replaced with the following:

“(x) Transfers of up to five percent (5%) of the Lock-Up Shares held by the Lock-Up Holder (as adjusted for stock splits, stock dividends, reorganization and recapitalization) for a period of ninety (90) days after the Closing and from the ninety-first (91st) day following the Closing through the end of the Lock-Up Period, up to an additional five percent (5%) (for a total of up to ten percent (10%)

during such periods) of the Lock-Up Shares held by the Lock-Up Holder (as adjusted for stock splits, stock dividends, reorganization and recapitalization); provided, that, for the avoidance of doubt, the remaining ninety percent (90%) of Lock-Up Shares held by the Lock-Up Holder immediately after the Closing may be transferred upon the expiration of the Lock-Up Period;”

b.	Section 7.2(ii)(vi) of the Form of Acquiror Restated Bylaws, attached to the Agreement as Exhibit B, shall be deleted in its entirety and replaced with the following:

“(vi) the exercise of any options or warrants to purchase shares of common stock of the Corporation (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), provided that the Lock-Up Holder shall comply with the Transfer restrictions set forth in this Article VII applicable to such underlying shares of common stock of the Corporation;”

c.	Section 7.5(v) of the Form of Acquiror Restated Bylaws, attached to the Agreement as Exhibit B, shall be deleted in its entirety and replaced with the following:

“(v) the term “Lock-Up Period” means the period beginning on the date of Closing and ending on the date that is six (6) months after the date of Closing.”

d.

Article VII of the Form of Acquiror Restated Bylaws, attached to the Agreement as Exhibit B, is hereby amended to replace references to “the applicable Lock-Up Period” with “the Lock-Up Period” to clarify that there is only a single lock-up period applicable to all stockholders of the Corporation (as defined in the Form of Acquiror Restated Bylaws).

5.	Amendments to Exhibit F.
a.

The definition of “Lock-Up Period” as used in the Form of Lock-Up Agreement attached to the Agreement as Exhibit F, is hereby amended and restated to remove the disparate lock-up periods for holders of Founder Shares and Company Shares as follows:

“the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date.”

b.	Section 2(x) of the Form of Lock-Up Agreement attached to the Agreement as Exhibit F, shall be deleted in its entirety and replaced with the following:

“(x) Transfers of up to five percent (5%) of the Acquiror Common Stock held by the Stockholder immediately after the Closing, or otherwise issued or issuable in connection with the Transaction for a period of ninety (90) days after the Closing, and from the ninety-first (91st) day after the Closing through the end of the Lock-Up Period, up to an additional five percent (5%) (for a total of up to ten percent (10%) during such periods) of the Acquiror Common Stock held by the Stockholder immediately after the Closing; provided, that, for the avoidance of doubt, the remaining ninety percent (90%) of the Acquiror Common Stock held by the Stockholder immediately after the Closing may be transferred upon the expiration of the Lock-Up Period;”

6.

Full Force and Effect; Amendment. Except as expressly provided hereby, each term and provision of the Agreement will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

7.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and a DocuSign, facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Amendment.

8.

Miscellaneous. For the avoidance of doubt, references in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment.  The terms of Article XI of the Agreement shall apply to this Amendment mutatis mutandis, as applicable.

[Signature pages follow]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

ROTH CH ACQUISITION IV CO.

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Co-Chief Executive Officer

ROTH IV MERGER SUB INC.

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

TIGO ENERGY, INC.

By:	/s/ Zvi Alon
Name:	Zvi Alon
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]